                                                                     EXHIBIT 8.2

                              FORM OF TAX OPINION

          , 2002



Elastic Networks Inc.
6120 Windward Parkway, Suite 100
Alpharetta, Georgia 30005


                       Merger of Paradyne Merger Sub, Inc.
                       With and Into Elastic Networks Inc.
                       Certain Federal Income Tax Matters


Ladies and Gentlemen:

         We have acted as counsel to Elastic Networks Inc. ("Elastic"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Paradyne Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Paradyne Networks, Inc. ("Paradyne"), with and into Elastic, pursuant to the Agreement and Plan of Merger by and among Paradyne Networks, Inc., Paradyne Merger Sub, Inc., and Elastic Networks Inc. dated as of December 27, 2001, as amended on January 4, 2002 (the "Agreement"). This opinion letter is delivered to you pursuant to Section 9.1(f) of the Agreement. Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

         Elastic's only class of stock outstanding is common stock. In the Merger, each outstanding share of Elastic's stock (other than shares for which dissenter's rights are exercised) will be converted into the right to receive from Paradyne (i) 0.2288 of a share of Paradyne Common Stock, if the Average Closing Price is equal to or greater than $3.21 per share and less than or equal to $4.35 per share; or (ii) that fraction of a share of Paradyne Common Stock equal to the quotient obtained by dividing $0.735 by the Average Closing Price, if the Average Closing Price is less than $3.21 and greater than or equal to $2.73; or (iii) that fraction of a share of Paradyne Common Stock equal to the quotient obtained by dividing $0.995 by the Average Closing Price, if the Average Closing Price is greater than $4.35 and less than or equal to $5.00; or
(iv) 0.2692 of a share of Paradyne Common Stock, if the Average Closing Price is less than $2.73 per share; or (v) 0.1990 of a share of Paradyne Common Stock, if the Average Closing Price is greater than $5.00. The applicable exchange ratio may be adjusted by the Adjustment Factor.

         If an Elastic stockholder otherwise would be entitled to receive a fractional share of Paradyne stock upon the exchange of shares of Elastic stock, Paradyne will pay cash in lieu of issuing any fractional share. Any Elastic stockholder who exercises and perfects dissenter's rights will be entitled to receive from Elastic cash equal to the fair value of the stockholder's shares of Elastic stock.

         You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"), and such other

Elastic Networks Inc.
_______ __, 2002
Page 2



documents as we have considered necessary. In addition, we have been advised by appropriate officers of Paradyne and Elastic as follows:

         1. The fair market value of the Paradyne stock and any other consideration received by each stockholder of Elastic in the Merger will be approximately equal to the fair market value of the Elastic stock surrendered in exchange therefor.

         2. In the Merger, shares of Elastic stock representing Control of Elastic will be exchanged solely for voting stock of Paradyne. For purposes of this certificate, "Control" means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other outstanding class of stock. For purpose of this representation, shares of Elastic stock exchanged for cash or other property originating with Paradyne, including cash paid to dissenting stockholders, if any, will be treated as outstanding Elastic stock as of the Effective Time.

         3.       Prior to the Merger, Paradyne will be in Control of Merger
Sub.

         4. Immediately following the Merger, Elastic will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger, and Elastic will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets that Elastic held immediately prior to the Merger. For purposes of this representation, amounts paid by Elastic or Merger Sub to dissenters, if any, amounts paid by Elastic or Merger Sub to stockholders who receive cash or other property in the Merger, amounts used by Elastic or Merger Sub to pay reorganization expenses, and all redemptions of stock and distributions with respect to stock (except for regular, normal dividends consistent with Elastic's historic dividend practice) made by Elastic immediately preceding the Merger, or otherwise in connection with the Merger, will be included as assets of Elastic or Merger Sub, respectively, held immediately prior the Merger. In addition, assets disposed of by Elastic in contemplation of the Merger will be considered assets held by Elastic immediately prior to the Merger.

         5. Other than fractional share interests which Paradyne may redeem for cash, none of (i) Paradyne, (ii) any member of Paradyne's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (including but not limited to Merger Sub) (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Paradyne, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph, has the intent to, at the time of the Merger, or shall, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly,

Elastic Networks Inc.
_______ __, 2002
Page 3



actually or constructively) any shares of Paradyne stock issued in connection with the Merger, except for repurchases pursuant to a stock repurchase program that meets the following requirements:

         (a) the number of shares that may be repurchased pursuant to the stock repurchase program does not exceed the total number of shares of Paradyne stock that were issued and outstanding immediately prior to the Merger;

         (b) the repurchases will be made following the Merger and will be made on the open market through a broker for the then prevailing market price;

         (c) the stock repurchase program is not a matter that was or will be negotiated with Elastic or the stockholders of Elastic;

         (d) there is not and will not be any understanding between the shareholders of Elastic and Paradyne that the ownership by the shareholders of Elastic of the Paradyne stock received pursuant to the Merger would be transitory;

         (e) because of the mechanics of an open market purchase, Paradyne will not know the identity of any seller of Paradyne stock pursuant to the stock repurchase program, nor will any former Elastic stockholder who sells Paradyne stock know whether or not Paradyne is the buyer; and

         (f) without regard to the stock repurchase program, a market exists for the Paradyne stock that will be issued pursuant to the Merger.

For purposes hereof, an entity described in (ii), (iii), or (iv) shall be referred to as a Phoenix Related Party. An entity will be treated as a Phoenix Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than Emerald or any Emerald Related Party, as defined below) will be treated as a Phoenix Related Party if the requisite relationship is created in connection with the Merger. An Emerald Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value all classes of stock is owned directly or indirectly by Emerald.

         6. Paradyne does not have any plan or intention to liquidate Elastic, to merge Elastic with or into another corporation, to sell or otherwise dispose of the stock of Elastic, except for transfers of stock to other corporations in Paradyne's Qualified Group. For purposes hereof, Paradyne's "Qualified Group" means one or more chains of corporations connected through stock ownership with Paradyne where Paradyne Controls at least one of the corporations and Control of each of the corporations is owned by one of the other corporations.

         7. Paradyne does not have any plan or intention to cause Elastic to sell or otherwise dispose of or transfer any of its assets, except for dispositions made in the ordinary course of

Elastic Networks Inc.
_______ __, 2002
Page 4



business, and transfers made to other corporations that are members of Paradyne's Qualified Group.

         8. Following the Merger, Elastic or other corporations that are members of Paradyne's Qualified Group will continue the historic business of Elastic or use a significant portion of Elastic's historic assets in a business.

         9. Elastic has no plan or intention to issue additional shares of its stock that would result in Paradyne losing Control of Elastic. Paradyne has no plan or intention to cause Elastic to issue additional shares of its stock that would result in Paradyne losing Control of Elastic.

         10. In connection with the Merger, none of the shares of Elastic stock has been or will be acquired by Paradyne or a Paradyne Related Party for consideration other than Paradyne Common Stock, except for (a) cash received in lieu of fractional shares of Paradyne Common Stock, and (b) cash paid to dissenting Elastic stockholders pursuant to Section 262 of the General Corporation Law of the State of Delaware.

         11. Paradyne, Merger Sub, Elastic and Elastic's stockholders have paid, or will pay, their respective expenses, if any, incurred in connection with the Merger, except as provided in Sections 3.6 and 10.3 of the Agreement

         12. There is no indebtedness existing between (a) Elastic or any subsidiary of Elastic and (b) Paradyne, Merger Sub, or any other subsidiary of Paradyne that was issued, was acquired or will be settled at a discount.

         13. Merger Sub will have no liabilities assumed by Elastic, and will not transfer to Elastic any assets subject to liabilities, in the Merger.

         14. None of the compensation received, or to be received, by any stockholder-employees of Elastic will be separate consideration for, or allocable to, any of their shares of Elastic stock; none of the shares of Paradyne stock received by any stockholder-employees in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Elastic will be for services actually rendered, or to be rendered, and will not exceed amounts paid to third parties bargaining at arm's length for similar services.

         15. None of Paradyne, Merger Sub or Elastic are investment companies. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to

Elastic Networks Inc.
_______ __, 2002
Page 5



own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if its parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

         16. Neither Paradyne nor any Paradyne Related Party has at any time owned (directly or indirectly) any Elastic stock during the five (5) year period ending at the Effective Time.

         17. The payment of cash to stockholders of Elastic in lieu of fractional shares of Paradyne stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

         18. Neither Elastic nor any Elastic Related Party has redeemed or acquired any Elastic stock during the three (3) year period prior to the Merger. For purposes of this certificate, an Elastic Related Party is (i) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by Elastic, and (ii) any entity that is treated as a partnership for federal income tax purposes in which Elastic or any entity described in (i) owns any interest directly or indirectly.

         19. During the three (3) year period prior to the Merger, neither Elastic nor any Elastic Related Party has made any distribution with respect to the outstanding Elastic stock other than regular, normal dividends consistent with Elastic's historic dividend practice.

         20. At the Effective Time, Elastic will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Elastic that, if exercised or converted, would affect Paradyne's acquisition or retention of Control of Elastic.

         21. Elastic is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a similar case within the meaning of
Section 368(a)(3)(A) of the Internal Revenue Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         22. At the Effective Time, the fair market value of the assets of Elastic will equal or exceed the sum of its liabilities, plus the amount of the liabilities, if any, to which the assets are subject.

         23. At all times during the five-year period ending at the Effective Time of the Merger, the fair market value of all of Elastic's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real

Elastic Networks Inc.
_______ __, 2002
Page 6



property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Elastic is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Elastic is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this representation, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Elastic, in the case of a first-tier subsidiary of Elastic or by a controlled corporation, in the case of a lower-tier subsidiary.

         24. Neither Elastic nor any of its subsidiaries has been a party to a distribution of stock qualifying for tax-free treatment (i) in the two years prior to the Effective Time, or (ii) in a distribution which is part of the plan (or series of related transactions) in conjunction with the Merger.


         25. The Agreement (including all exhibits and schedules attached thereto) represents the entire understanding of Elastic, the Merger Sub, and Paradyne with respect to the Merger.

         We assume that the preceding enumerated statements are and will remain accurate. We also assume that the condition that holders of no more than 5 percent of the Elastic shares exercise dissenter's rights before Paradyne becomes obligated to perform the Agreement will be satisfied. On the basis of the foregoing, and assuming that the Merger will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes.

         (a) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

         (b) Stockholders of Elastic will recognize no gain or loss on the exchange of Elastic stock for Paradyne stock in the Merger (except with respect to any cash received).

         (c) None of Elastic, Merger Sub or Paradyne will recognize gain or loss solely as a consequence of the Merger.

         We are also of the opinion that the material federal income tax consequences of the Merger to Elastic stockholders are fairly summarized in the S-4 under the headings "Summary-Material Federal Income Tax Consequences of the Merger" and "The Merger-Material Federal Income Tax Consequences of the Merger."

Elastic Networks Inc.
_______ ___, 2002
Page 7



         Except as set forth above, we express no opinion regarding any tax consequences of the Merger. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to the references to this firm in the S-4 under the aforementioned heading. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.




                                            Very truly yours,